SCHEDULE OF OMITTED
                            JOINT VENTURE AGREEMENTS


The Company has also entered into two additional Joint Venture Agreements which are substantially identical to the following Joint Venture Agreement in all material respects except as to the Name of Venture. The Name of Venture in the two additional agreements is Community Brentwood Joint Venture and Community Casa del Mar Joint Venture.

                                COMMUNITY SUNLAKE
                             JOINT VENTURE AGREEMENT


         THIS COMMUNITY SUNLAKE JOINT VENTURE AGREEMENT, dated effective this 30th day of September, 1997, is made and entered into by and between Community Acquisition and Development Corporation, a Delaware corporation (hereinafter referred to as "CADC") and Asset Investors Operating Partnership, LP, a Delaware limited partnership (hereinafter referred to as "AIOP") (CADC and AIOP are hereinafter sometimes referred to singularly as "Venturer" and collectively as the "Venturers"), joined by AIC Community Management Partnership, a Delaware general partnership (hereinafter referred to as "AIC Management").

                              W I T N E S S E T H :

         In consideration of the mutual covenants set forth herein, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                                   Definitions

         I.01 "Affiliate" means any entity in which a Venturer, or a shareholder, partner or member of a Venturer owns, directly or indirectly, ten (10%) percent or more of the capital interests or voting power thereof, or any individual or entity which owns, directly or indirectly, ten (10%) percent or more of the capital interests or voting power of any Venturer or shareholders, partners or members thereof.

         I.02 "Agreement" means this Community Sunlake Joint Venture Agreement as it may be modified from time to time in accordance with the provisions hereof or by agreement of the Venturers, as provided herein.

         I.03 "Construction Improvements" means those facilities including but not limited to manufactured housing pads, driveways, set-ups, infrastructure, utilities, irrigation and landscaping to be constructed on the Property by the Venture (defined below).

         I.04 "Conversion" means the process whereby the Project is conveyed, sold, transferred or otherwise converted into a resident owned community through the use of a cooperative, condominium or other homeowners' association regime, limited partnership or other entity, which are developer sponsored or third party initiated programs.

         I.05 "Project" means Sunlake Estates, located on the Property and having a street address of 1045 Great Lakes Boulevard, Grand Island, Lake County, Florida 32735, together with the Construction Improvements to be constructed thereon, if any.

         I.06 "Property" means the real property described on Exhibit A attached hereto and incorporated herein by reference.

         I.07   "Set-ups"   means  the  amenities   attached  or  related  to  a
manufactured home which may include but are not limited to skirting, pilings, if any, carports or garages, storage sheds and/or screened porches.


                                   ARTICLE II.
                           Formation of Joint Venture

         II.01 Formation of Venture. The Venturers hereby join in and form a joint venture (herein referred to as the "Venture") to operate and develop the Project.

         II.02 Name of Venture. The business and affairs of the Venture shall be conducted solely under the name of "Community Sunlake Joint Venture" or such other name as shall be approved by the Venturers and such name shall be used at all times in connection with the Venture's business and affairs.

         II.03 Principal Place of Business. The principal place of business of the Venture shall be 2637 McCormick Drive, Clearwater, Florida 34759, or such other address as may be agreed to by the Venturers.

         II.04 Form of Ownership and Title. The title to the Property shall be held in the name of the Venture. Each of the Venturers irrevocably waives during the term of the Venture any right to maintain any action for partition with respect to the Property. Any personal property acquired by the Venture shall be held in the name of the Venture.


                                  ARTICLE III.

         III.01 Purposes, Powers and Development Functions. The purposes of the Venture shall be strictly limited to the acquisition, ownership, operation, and development of the Project, the construction of the Construction Improvements (if any), the sale or Conversion of the Project, and such other activities as shall be directly related and incidental thereto.


                                   ARTICLE IV.
                              Management of Venture

         IV.01 Business Decisions. No act shall be taken, sum expended, decision made or obligation incurred by the Venture or any Venturer with respect to a matter which is within the scope of this Agreement without the unanimous vote of the Venturers (or their Affiliates if applicable).

         IV.02 Approval by Venturers. In the event either Venturer desires approval of a course of action, such approval shall be obtained in one or more of the following ways:

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

                      (a) Meeting. Either Venturer shall have the right to call a meeting of the Venturers at any time to discuss and act upon a proposed decision. The actions approved at any such meeting shall be evidenced by minutes of such meeting, which minutes shall be signed by a duly authorized representative of each Venturer.

                      (b) Written Consent. In lieu of a meeting of the Venturers, any decision may be made by the written consent of both of the Venturers. Such written consent may be established by the signature of both Venturers on the document or other instrument which implements or otherwise evidences the decision.

                      (c) Voting. Each Venturer shall be entitled to one vote on any matter for which a vote is permitted or required by this Agreement.

         IV.03 Delegation Pursuant to Management Agreement. Notwithstanding the above, the Venturers acknowledge that the powers and duties with respect to the management of the Project shall be delegated to AIC Community Management Partnership, a Delaware general partnership ("AIC Management") pursuant to a management agreement, the form of which is attached hereto as Exhibit B.

         IV.04 Venturer Responsibilities.

                      (a) Management. AIC Management shall be responsible for the management of the Project under separate management agreement.

                      (b) Conversions. If the Project is to be subject to Conversion, the Venturers, or their Affiliates, will create a new entity, which new entity will serve as the developer sponsor and be responsible for directing and overseeing all aspects of the Conversion. Prior to the Commencement of any Conversion, CADC shall prepare for the Venturer's approval a Conversion Budget and Proforma (the "Conversion Budget").

                      (c) Development and Construction. CADC shall be responsible for overseeing the development of the Property and construction of the Construction Improvements, if any. CADC shall prepare, for approval by the Venture, a Development and Construction Budget prior to implementing any such activity (the "D&C Budget").

                      (d) Manufactured Home Sales. The Venture shall retain AIC Management to be a licensed manufactured home dealer, to handle the sales and resales of manufactured homes within the Project. CADC shall prepare for approval by the Venture a Manufactured Home Marketing Budget for each Project (the "MHM Budget").

                      (e) Floor Planning. If required by the MHM Budget for the Project, CADC will arrange for the benefit of the Venture a floor plan loan for the Project and AIOP shall guaranty such floor plan loan if so required by the financial institution making such loan. Neither Venturer shall accept or receive any fees or other consideration for the establishment of such floor plan loans. The terms and conditions of each loan must be acceptable to AIOP. If AIOP desires to advance all or a portion of the funds needed to adequately market and serve the Project, or AIOP does not approve the terms of the floor plan financing, then AIOP shall make a loan to the Venture in accordance with Article


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

V below. CADC shall prepare, for the approval by the Venture a Floor Plan Budget for each Project (the "FP Budget").

         IV.05 Tax Matters Partner. CADC shall be designated as the Tax Matters Partner of the Venture under Subsection C of Chapter 63 as contained in Subtitle F of the Code.


                                   ARTICLE V.
               Capital Contributions, Accounting and Distribution

         V.01 Initial Capital Contributions. The Venturers have each contributed the sum of One Hundred Dollars ($100.00) (the "Initial Capital Contribution"), and each Venturer has the following capital interest in the Venture:

                              CADC                        50%
                              AIOP                        50%

The foregoing percentages are herein referred to as the "Capital Interests."

         V.02 Required Capital. Required Capital, as needed, shall be contributed by AIOP in the form of a loan to the Venture in accordance with
Section 5.06. Notwithstanding the foregoing, to the extent Required Capital is needed to pay for the expenses described in Section 7.01(b), such funds shall be contributed by the Venturers in accordance with their Capital Interests in the form of additional capital contributions, not as loans.

         V.03 Capital Accounts. The Venture shall establish for each Venturer a capital account (the "Capital Account"), which shall be credited with the amount of its Initial Capital Contributions, increased by: (i) the amount of money and the fair market value of any property (other than money) comprising any additional capital contributions made by the Venturer pursuant to this Agreement or otherwise, (ii) any amounts credited to the Capital Account of each Venturer as a result of any Venture income, profits or gains allocated to the Venturer (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (iii) the amount of any Venture liabilities assumed by the Venturer or that are secured by any Venture property distributed to that Venturer, and decreased by: (iv) the amount of money and the fair market value of any property (other than money) comprising any distributions to the Venturer,
(v) any amount debited to the Capital Account of a Venturer as a result of any Venture expenses, deductions, losses and credits allocated to the Venturer (and as adjusted pursuant to Section 1.704-1(b)(2)(iv) of the Treasury Regulations), and (vi) the amount of any liabilities of such Venturer that are assumed by the Venture or that are secured by any property contributed by that Venturer to the Venture. The Capital Account of a Venturer shall not be increased or decreased, as the case may be, with regard to any built-in gain or loss allocated to the Venturer pursuant to paragraph 7.01(e) hereof. In the event of a transfer of any Venture interest, the transferee shall assume the Capital Account balance of the transferor. No interest shall be paid on any present or future capital account balance. The provisions of this Paragraph 5.03 are intended to comply with Treasury Regulation Section 1.704-1(b) regarding the maintenance of the Capital Accounts of the Venturers and this Paragraph 5.03 shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Venturers shall determine that it is prudent to modify the manner in which the

Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Venturers may make such modifications, provided that it is not likely to have a material affect on any amounts distributable to any Venturer upon the dissolution of the Venture. The Venturers shall also make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation
Section 1.704-1(b).

         V.04 Withdrawal of Capital. No Venturer shall have the right to demand the withdrawal of all or any portion of the Venturer's capital contribution. In the event that withdrawal of a capital contribution is permitted pursuant to the provisions hereof, such contribution shall be returned to the Venturer in cash unless otherwise approved by the Venturers.

         V.05 Allocations on Transfer of Interests. In the case of a permitted transfer of any interest in the Venture at any time other than the close of the Venture's Fiscal Year, the allocable shares of the various items of income, gain deduction, loss, credit, and allowance, as computed for United States federal income tax purposes, shall be allocated between the transferor and the transferee by closing the Venture's books with respect to said transfer. In the event any transfer not permitted under the terms of this Agreement is attempted, no allocations shall be made and all distributions shall continue to be made to the purported transferor.

         V.06 Return on Capital. Loans from AIOP to the Venture shall accrue interest at the rate of ten percent (10%) per annum, compounded quarterly. Loans shall be interest only; provided, however, if the Venture has cash available for distribution to the Venturers after paying all accrued interest due and payable to AIOP, fifty percent (50%) of the remaining available cash shall be paid to AIOP to reduce the principal balance due on such loan(s) (the "Principal Reduction Payment"). After the interest on the loan(s) is(are) paid, and the Principal Reduction Payment is paid, then the net cash flow from the Project would be divided pari passu on a 50/50 basis between AIOP and CADC. In the event of any sales of any Project or interests in the Venture or loan restructurings, all net proceeds from each event would be paid to reduce loans (with respect to each Project) until such time as AIOP is fully repaid (with respect to each Project). Thereafter, any proceeds from such sales or loan restructurings shall be divided pari passu on a 50/50 basis to the Venturers.


                                   ARTICLE VI.
                      Special Obligations of the Venturers

         VI.01 Construction Compensation. If Construction Improvements are to be made to the Project, CADC shall be entitled to receive from the Venture a development fee in a sum equal to seven and one-half percent (7.5%) of hard costs up to One Million Dollars ($1,000,000.00), and five percent (5%) thereafter to be paid in accordance with the terms and provisions of the D&C Budget. Except as provided in the previous sentence or as may be otherwise approved by the Venturers, no fees or other compensation will be paid by the Venture to either Venturer for the services of such Venturer; provided, however, that the Venturers shall each be entitled to reimbursement in full for all reasonable out-of-pocket costs and expenses incurred relative to the business of the Venture; and provided further, that the Venturers' managerial salaries, benefits, general office overhead and similar expenses shall not be deemed expenses of the Venture.

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

         VI.02 Banking. The Venture shall open in the name of the Venture, and will thereafter maintain in a bank selected by it, a separate bank account. All checks in excess of $25,000 shall require the signature of a designated representative from both Venturers. All Required Capital and proceeds of loans made to the Venture shall be deposited in, and all disbursements of such proceeds shall be made from, such account. All receipts of the Venture shall be deposited to each such account. The funds in said account shall be used solely for the business of the respective Venture.


                                  ARTICLE VII.
                         Profits, Losses and Accounting

         VII.01 Allocations of Taxable Profits and Losses

                      (a) Determination of Profit or Loss. The items of income, gains, expenses, deductions, losses and credits generated by the Venture for federal income tax purposes shall be determined in accordance with a generally accepted method of accounting as soon as practicable after the close of the fiscal year of the Venture.

                      (b) Costs and Expenses. The Venture shall pay all expenses, (which expenses shall be billed directly to the Venture) of the Venture which may include but are not limited to: (i) legal, audit, accounting, and other fees; (ii) expenses and taxes incurred in connection with the issuance, distribution and transfer of documents evidencing ownership of an interest in the Venture or in connection with the business of the Venture; (iii) expenses of organizing, revising, amending, converting, modifying or terminating the Venture; (iv) expenses in connection with distributions made by the Venture to, and communications and bookkeeping work necessary in maintaining relations with, the Venturers; (v) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Venture; and (vi) the cost of preparation and dissemination of the informational material and documentation relating to potential sale, refinancing or other disposition of the Projects.

                      (c)  Allocation.  Except  as  otherwise  provided  in this
Article VII, the net profits, net gains and net losses generated by the Venture for federal income tax purposes for a year shall be allocated among the Venturers as follows:

                                (i) Net Income and Losses from  Operations.  All
net taxable income and net taxable losses and deductions generated from the day-to-day operations of the Venture shall be allocated among the Venturers according to their Capital Interests in the Venture, as such interests are reflected in Section 5.01 hereinabove and as may be amended from time to time (hereinafter called "Percentage Interests").

                                (ii) Income and Loss from Capital  Transactions.
Net taxable income and gain and net taxable losses of the Venture attributable to capital transactions (e.g., sales and refinancings) (hereinafter called "Capital Transactions") shall be allocated among the Venturers as follows. For purposes of determining the Capital Account balances of the Venturers, income shall be allocated prior to reducing Capital Accounts by the distribution of proceeds from the Capital Transactions:

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

                                        (A) Income  From  Capital  Transactions.
All net taxable income realized by the Venture which is attributable to Capital Transactions shall be allocated among the Venturers in the following order of priority:

                                                (1)  First,  an  amount  of such
         taxable income equal to the sum of the negative Capital Account balances of the Venturers having negative Capital Account balances shall be allocated to such Venturers pro rata in proportion to their respective negative Capital Account balances; and

                                                (2) Then,  such  taxable  income
         remaining, if any, shall be allocated among the Venturers pro rata in proportion to the balances of their respective Net Capital Investments (defined below) as necessary to cause the Capital Account of each Venturer to at least equal the balance of its respective Net Capital Investment; and

                                                (3)    Such    taxable    income
         remaining, if any, shall be allocated among the Venturers so as to cause their Capital Accounts to be in the ratio of their respective Percentage Interests with respect to the portion of their Capital Accounts exceeding the amounts required in subsections (1) and (2) above, with any remaining taxable income being allocated pro rata in proportion to their respective Percentage Interests in the Venture.

                                        (B) Loss  from  Capital  Transaction.  A
taxable loss of the Venture from a Capital Transaction shall be allocated so as to cause the Capital Accounts of the Venturers to equal the amounts set forth in subsections 7.01(c)(ii)(A)(1) through (3), but in inverse order of priority, with any excess taxable loss being allocated among the Venturers in proportion to their respective Percentage Interests in the Venture.

                      (d) Definitions. For purposes of this Section 7.01, the following definitions apply:

                                (i) "Net Capital  Investment" shall mean the net
amount of (i) the total amount of capital contributed by a Venturer to the Venture, less (ii) the total amount of cash distributed from the Venture to the Venturer pursuant to this Agreement.
                      (e) Income Characterization. For purposes of determining the character (as ordinary income or capital gain) of any taxable income of the Venture allocated to the Venturers pursuant to this Article VII, such portion of the taxable income of the Venture allocated pursuant to this Article VII which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, be allocated among the Venturers in the proportion which (i) the amount of depreciation previously allocated to each Venturer bears to (ii) the total of such depreciation allocated to all Venturers. This paragraph 7.01(e) shall not alter the amount of allocations among the Venturers pursuant to this Article VII, but merely the character of income so allocated.

         VII.02 Credits. Tax credits shall be allocated among the Venturers in accordance with paragraph 7.01(c)(i) hereof.

         VII.03 Changes in Interests. Notwithstanding the foregoing, in the event of a change in the Venturers' Percentage Interests in the Venture during a year, whether occasioned by admission of a new Venturer, additional contributions, assignments of interests or otherwise, the allocation of items of income and expense shall be made so as to reflect the Venturers' varying Percentage Interests in the Venture during the year. Profits and losses for the year shall be prorated on a daily basis and allocated among the Venturers based upon the period of time during which they held their respective Percentage Interests.

         VII.04  Crediting   Accounts.   Items  of  income,   gains,   expenses,
deductions, losses and credits shall be credited or debited, as the case may be, to each Venturer's Capital Account.

         VII.05 Distribution of Cash and Profits. All distributions to the Venturers of cash and profits available from Venture operations, after deduction of Venture expenses, shall be made as and when approved by the Venturers. All such distributions shall be made in accordance with the Capital Interests.

         VII.06 Fiscal Year. The fiscal year of the Venture shall be the calendar year.

         VII.07 Tax Elections. The Venturers agree that the Venture will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "Code"); provided, however, with respect to the Venture that the filing of United States partnership returns of income shall not be construed to extend the purposes of the Venture or to expand the obligations or liabilities of either or both of the Venturers. The Venturers shall make elections pursuant to the Code and any Treasury Regulations promulgated thereunder which the Venturers deem to be in the best interest of the Venture.

         VII.08 Books of Account and Records. The books of account and other records of the Venture shall be kept and maintained at the expense of the Venture at all times at 2 Ponds Edge Drive, Chadds Ford, PA 19317 or at any other place or places agreed upon by the Venturers. The books of account shall be maintained on a cash receipts and expenditures basis in accordance with generally accepted accounting principles, consistently applied, and shall show all items of income, expense, assets, liabilities, costs, receipts, profits and losses of the Venture, the Capital Accounts of the Venturers, and such other matters as the Venture's accountants or any Venturer shall deem reasonably necessary or appropriate. Each Venturer shall have the right during usual business hours to audit, examine, and make copies of or extracts from said books of account or records. Such right may be exercised by an independent certified public accountant designated by such Venturer. Such Venturer shall bear all expenses incurred in any such examination made at its request.


                                  ARTICLE VIII.
                              Term and Termination

         VIII.01 Term. The Venture shall commence on the date hereof and shall continue until December 31, 2050, when it shall be terminated and liquidated in accordance with applicable law unless said termination and liquidation occurs prior thereto pursuant to this Article VIII or is mutually extended by the Venturers.

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

         VIII.02 Dissolution By Agreement, Extraordinary Events, Etc.

                      (a)  The  Venture   shall   forthwith  be  dissolved   and
terminated in accordance with the provisions of this Section upon the occurrence of any of the following:

                                (i) If any Venturer shall make an assignment for
the benefit of creditors or file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, liquidation, dissolution or similar relief for itself under the present or future applicable federal or state law relative to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Venturer or of any or all of its properties or its interest in the Venture (the term "acquiesce" includes but is not limited to the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within ten (10) days after the appointment);

                                (ii) If a court of competent  jurisdiction shall
enter an order, judgment or decree approving a petition filed against any Venturer seeking any reorganization, composition, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws, or any present or future applicable federal or state laws relating to bankruptcy, insolvency, or other relief for debtors, and said Venturer shall acquiesce in the entry of such order, judgment or decree (the term "acquiesce" includes but is not limited to, the failure to file a petition or motion to vacate or discharge such order, judgment or decree with ten (10) days after the entry of the order, judgment or decree), or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Venturer or of all or any substantial part of its property or its interest in the Venture shall be appointed without the consent or acquiescence of such Venturer and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive);

                                (iii)   If   any   Venturer   defaults   in  the
performance of any covenants, condition, agreement, or obligation imposed upon said Venturer by this Agreement or the governing documents for a Venture other than as set forth above and said defaulting Venturer does not commence a cure within thirty (30) days after written notice thereof has been sent by the non-defaulting Venturer and received by the defaulting Venturer and said defaulting Venturer fails to cure the default within ninety (90) days thereafter; or

                                (iv)  The   Venturers   agree  in  writing  that
dissolution and termination should occur.

                      (b) In order to effectuate the termination and dissolution of the Venture or any Venture, the Venturers shall wind up and liquidate the Venture or any Venture by filing any certificates or notices required by applicable law to be filed, securing independent appraisals of the fair market value of the assets of the Venture or Venture and selling all remaining assets of the Venture or Venture (except cash) at such prices and on such terms as the Venturers in the exercise of their best business judgment under the circumstances then presented, deem to be in the best interests of all of the Venturers. The proceeds from such sales, together with the cash assets of the Venture or Venture, shall thereupon be distributed in the following order of priority:

                                (i) To the payment and  discharge  of all of the
Venture's debts and liabilities to persons other than Venturers or Affiliates;

                                (ii)  To  the  payment  of  all   principal  and
interest due under any promissory notes to Affiliates which are secured by mortgages or deeds to secure debt on any affected Property;

                                (iii) To the payment and discharge of all of the
Venture's debts and liabilities first to Venturers and then to Affiliates (other than as provided in (ii) above);

                                (iv) To the  setting up of such  reserves as the
Venturers determine are necessary for any contingent or unforeseen liabilities or obligations of the Venture arising out of or in connection with the Venture; provided, however, that any such reserves shall be paid over to an escrow agent (not a Venturer or any Affiliate) to be held by such agent for a reasonable period and for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies and at the expiration of such period to distribute the balance thereafter remaining in the manner hereinafter provided; and

                                (v) To the  Venturers  pursuant to their Capital
Interests.

         VIII.03 Tax Consequences. It is the intention of the Venturers that all amounts payable by the Venture under this Article VIII and Article IX to a Venturer in exchange for its interest shall constitute payment for such Venturer's interest in the Venture. The payments shall be considered a sale or exchange of an interest in the Venture under Section 736(b) of the Code, and not a payment of income under Section 736(a) or any other Section of the Code.

         VIII.04 Survival. In the event of a termination of the Venture, the applicable management and/or sales agreement shall remain in full force and effect in accordance with the terms of said management agreement.


                                   ARTICLE IX.
                Sale, Assignment, Transfer, or Other Disposition

         IX.01 Prohibited Transfer. No Venturer may sell, transfer, assign or otherwise dispose of or mortgage, hypothecate or otherwise encumber or permit or suffer any encumbrance of all or any part of its interest in the Venture; provided, however, AIOP and its Affiliates may pledge their interest as security for any financing obtained by AIOP in the ordinary course of their business. Any attempt to so transfer or encumber any Venture interest not expressly permitted pursuant to this Paragraph 9.01 shall be void and neither the Venture nor the Venturers shall be bound by any such transfer or encumbrance of a Venture interest until a counterpart of the instrument of transfer or encumbrance is executed and acknowledged by both of the Venturers. No shareholder of any Venturer may sell, transfer, assign or otherwise dispose of its interest in the Venturer unless such transaction is first approved by the Venturers. Notwithstanding the foregoing, AIOP shall have the right to assign its interest in the Venture to an Affiliate upon the prior written notice to CADC which assignment shall be conditioned upon the assignee executing an assignment and assumption agreement, the form of which is attached hereto as Exhibit C.

         IX.02 (a) Buy-Sell Offer. At any time during the term of this Agreement either Venturer (the "Offeror") shall have the right to offer to sell all (but not a portion of) its interest in the Venture (the "Offer") to the other Venturer (the "Offeree") at a price equal to the amount stated in the Offer (the "Proposed Purchase Price"). Any election by a Venturer under this paragraph 9.02(a) must be evidenced in writing by notice delivered to the Offeree.

                      (b) Acceptance or Reversal of Offer by Offeree. The Offeree will have thirty (30) days after the receipt of the notice of the Offer from the Offeror to accept the Offer. If the Offeree agrees to purchase the Offeror's interest in the Venture, then the Offeree shall give written notice thereof to the Offeror within the thirty (30) day period described above. If the Offeree does not agree to purchase the Offeror's interest in the Venture, then the Offeree shall be deemed to have elected to reverse the Offer. In the event the Offeree elects to reverse the Offer, then the Offeror (or a designated third party assignee of the Offeror's right to purchase) will be required to purchase and the Offeree will be required to sell, the Offeree's interest in the Venture at a price equal to the Proposed Purchase Price (adjusted to take into account any difference between the Percentage Interests of the Offeror and the Offeree).

                      (c) Closing. Any purchase and sale of any interest in the Venture pursuant to this paragraph 9.02 will be consummated at a closing to be held at the principal place of business of the Venture at a date and place to be determined by the purchasing Venturer (the "Closing"), unless otherwise agreed in writing by the Venturers, not more than ninety (90) days after the date of the notice of the Offer by the Offeror. At the Closing, the purchasing Venturer will pay the purchase price in cash and the selling Venturer will convey all its right, title and interest in the Venture and all of its property to the purchasing Venturer or its assignee. If CADC is the purchasing Venturer, at the Closing, CADC shall also cause the Venture to repay to AIOP all loans made by AIOP to such entity.

                      (d) Release of Liability and Repayment of Debt. The purchasing Venturer shall use its best efforts to obtain the release of the selling Venturer from any liability for any third party debt of the Venture, whether as a guarantor or otherwise, on or before the date of closing, whether such debt is secured by a mortgage on the Projects or otherwise. At the Closing, the purchasing Venturer shall also either purchase any outstanding loans owed by the Venture to the selling Venturer or shall cause the Venture to satisfy such loans in full at that time.

         IX.03 Earnest Money. The purchasing Venturer shall, at the commencement of said 90-day period, place the sum of $50,000.00 in non-refundable earnest money, within a mutually agreeable escrow agent.

         IX.04 Prohibition Against Withdrawal. Upon receipt by the Offeree of an Offer from the Offeror, neither Venturer shall take any action to bring about a sale of its Venture interest to terminate unless both Venturers have complied with all the requirements of this Section 9.

         IX.05 Enforceability. The terms and provisions of this Section 9 shall be enforceable by either Venturer by action or specific performance, action for monetary damages, and such other rights and remedies provided by law and in equity.

                                   ARTICLE X.
                                    General

         X.01         Notices.

                      (a) All notices, offers, demands or requests provided for or permitted to be given to any Venturer or any permitted transferee of the interest of said Venturer pursuant to this Agreement, must be in writing and shall be deemed to have been properly given or served when personally delivered to the Venturer entitled thereto or by depositing the same in the United States mail, addressed to said Venturer, postpaid and registered with return receipt requested at the address set forth on the signature page of this Agreement.

                      (b) All notices, offers, demands, and requests shall be effective upon personal delivery or upon being deposited in the United States mail in accordance with the provisions of subparagraph (a) above. However, the time period in which a response to any such notice, offer, demand or request must be given shall commence to run fifteen (15) days after mailing or actual delivery, whichever occurs first. Rejection or other refusal to accept or the inability to deliver because of changed address shall be deemed to be receipt of the notice, demand, or request sent.

                      (c) By giving to the other party at least fifteen (15) days written notice thereof, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as his address any other address within the United States of America.

         X.02 Governing Law. This Agreement and the obligations of the Venturer hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Delaware.

         X.03 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the transactions contemplated hereunder and supersedes any and all prior negotiations, understandings, or agreements in regard thereto. No variations, modifications, or changes herein or hereof shall be binding upon either Venturer unless and until set forth in a document duly executed by or on behalf of each such Venturer as an amendment to this Agreement. The governing documents for each Venture contemplated by this Agreement shall contain the terms and conditions of this Agreement modified only to comply with any statutory requirements governing that form of ownership.

         X.04 Waiver. None of the terms of this Agreement may be waived except by an instrument in writing signed by each of the parties hereto. No consent or waiver, express or implied, by any Venturer to or of any breach or default in the performance by another Venturer of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Venturer of the same or any other obligations of such Venturer hereunder. Failure on the part of any Venturer to complain of any act or failure to act of the other Venturer or to declare the other Venturer in default, irrespective of how long such failure continues, shall not constitute a waiver of such Venturer's rights hereunder.

         X.05 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         X.06 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Venturers and their respective legal representatives, successors, and assigns. Whenever in this Agreement a reference to any Venturer is made, such reference shall be deemed to include a reference to the legal representatives, successors, and assigns of such Venturer.

         X.07 Equitable Remedies. The rights and remedies of any of the Venturers hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Venturers confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Venturers that the respective rights and obligations of the Venturers hereunder shall be enforceable in equity as well as at law or otherwise.

         X.08 Prevailing Party. In the event of a dispute between the Venturers, the prevailing Venturer shall be entitled to reasonable attorney's fee and paralegal fees and court cost incurred prior to and during any litigation, mediation or bankruptcy proceedings including interest from the date said fees and costs were advanced by the prevailing Venturer at the rate of ten percent (10%) per annum.

         X.09 Insurance. The Venture shall obtain, carry and maintain in force, on behalf of the Venture, such insurance as approved by the Venture.

         X.10 General Indemnification of Venturers. Neither Venturer shall be liable to the Venture or to the other Venturer for losses, costs, damages, or expenses suffered by the Venture or the other Venturer which arose out of any action or inaction of the Venturer if the Venturer was not guilty of bad faith, fraud, willful misconduct, negligence or breach of its fiduciary obligations or default of its obligations under this Agreement. The Venture shall indemnify the Venturers against any and all claims, demands, liabilities, damages, costs, expenses, or losses incurred or suffered by the Venturers in the performance of their duties if the same were not the result of the negligence, bad faith, fraud, or willful misconduct of the Venturers or breach of this Agreement or their fiduciary obligations by the Venturers. All judgments against the Venture or any Venturer, with respect to which a Venturer is entitled to indemnification must first be satisfied from the Venture assets.

         X.11 Number and Gender. Whenever required by the context hereof, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular, and the masculine, feminine and neuter genders shall each be deemed to include the others.

         X.12 Headings. All headings contained in this Agreement are for convenience of reference only and shall not be considered in any way in connection with the interpretation or enforcement of any provisions of this Agreement.

         X.13 Counterparts. This Agreement may be executed and delivered in one or more counterpart copies, and all counterpart copies so executed and delivered shall each be deemed to be an original and all together shall constitute one and the same Agreement binding on all of the parties hereto; provided, however, that no signature shall be binding or effective unless and until all signatures shall have been obtained and delivered.

         X.14 Survival. In the event this Agreement shall be terminated in accordance with the provisions of Article VIII hereof, the provisions of Articles VIII and IX hereof shall remain in full force and effect and shall be binding upon the Venturers for all purposes.

         X.15 Waiver of Jury Trial. Each of the Venturers hereby knowingly, voluntarily and intentionally waives (to the fullest extent permitted by applicable law) any rights it may have to a trial by jury of any disputes arising under or relating to this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury. Each of the Venturers hereby irrevocably consents to the jurisdiction and venue of the Courts of the State of Delaware and of any Federal Court located within Newcastle County, Delaware in connection with any action or proceeding arising out of or relating to this Agreement or the actions contemplated hereby. Each Venturer hereby waives personal service of any process in connection with any such action or proceeding and agrees that the service thereof may be made by certified or registered mail directed to the Venturer, and its counsel, at the address of such Venturer, set forth below their respective signatures, or at such other addresses of which the Venturer has given notice as provided in Section 10.01 hereof. In the alternative, any Venturer may effect service upon any other Venturer in any other form or manner permitted by law.

         IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

                                   Community Acquisition and
                                   Development Corporation, a Delaware
                                   corporation


                                   By: /s/ Joseph W. Gaynor
                                      ------------------------------------------
                                      Joseph W. Gaynor
                                      President

                                   Address:  2 Ponds Edge Drive
                                           Chadds Ford, PA 19317

                                   Asset Investors Operating
                                   Partnership, L.P., a Delaware
                                   limited partnership

                                   By:  Asset Investors Corporation, a  Maryland
                                           corporation,  authorized  to transact
                                           business    as    Asset     Investors
                                           Corporation   of  Maryland,   general
                                           partner


                                        By: /s/ Kevin Nystrom
                                            ------------------------------------
                                              Name: Kevin Nystrom
                                              Title: Senior Vice President and
                                                     Chief Financial Officer

                                   Address: 3600 S. Yosemite Street
                                            Suite 900
                                            Denver, CO 80237


                                   AIC Community Management Partnership,
                                   a Delaware general partnership

                                   By: Community Management Investors
                                       Corporation, a Delaware corporation,
                                       general partner


                                        By:/s/ Bruce E. Moore
                                           -------------------------------------
                                             Bruce E. Moore
                                             President


                                        Address: 2 Ponds Edge Drive
                                                 Chadds Ford, PA 19317

                              -AND-

                                   By:  AIC Manufactured Housing Corp.,
                                        a Delaware corporation


                                        By: /s/Kevin Nystrom
                                           -------------------------------------
                                         Name: Kevin Nystrom
                                        Title: Vice President


                                   Address: 3600 S. Yosemite Street
                                            Suite 900
                                            Denver, CO 80237

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